Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

SSI MERGER SUB INC.

1. Name. The name of the corporation is SCHOOL SPECIALTY, INC. (the “Corporation”).

2. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4. Authorized Capital Stock; Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is Two Million Five Hundred Thousand (2,500,000) shares, of which (a) Two Million (2,000,000) shares shall be common stock, $0.001 par value per share (“Common Stock”); and (b) Five Hundred Thousand (500,000) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

5. Rights of Stockholders.

5.1 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to applicable law and the provisions of this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to determine the designation of any series of Preferred Stock, to fix the number of shares of any series of Preferred Stock, and to determine the rights, powers (including voting powers, if any), preferences, privileges, limitations and restrictions granted to or imposed upon any series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.2 Common Stock.

5.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock.

5.2.2 Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, the Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if dividends are declared by the Board of Directors, whether payable in cash, in property, in stock or otherwise, in accordance with this Certificate of Incorporation and the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), out of the assets of the Corporation which are at law available therefor, the holders of outstanding shares of Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends, except that if at any time dividends are declared that are payable in shares of Common Stock, such stock dividends shall be payable at the same rate on the shares of Common Stock and shall be payable only in shares of Common Stock to holders of issued and outstanding shares of Common Stock, and only to the extent that an adequate number of shares of Common Stock are authorized, unreserved and available for the payment of such dividends.

5.2.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by each such holder, in the remaining assets of the Corporation available for distribution to its stockholders after the payment, or provision for payment, of all debts and other liabilities of the Corporation and the payment of any outstanding Preferred Stock that has preferential rights on distributions upon a liquidation, dissolution or winding up of the Corporation.

5.2.4 Stockholder Voting Rights. Subject to applicable law and except as otherwise expressly provided elsewhere in this Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of Preferred Stock, (i) each holder of record of one or more issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation, and (ii) the approval of all matters brought before the stockholders of the Corporation shall require, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Common Stock.

5.3 Consideration. Subject to applicable law and except as otherwise provided in this Certificate of Incorporation, the capital stock of the Corporation, regardless of class or series, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

5.4 Special Meetings. Special meetings of stockholders shall be called by the President of the Corporation when requested to do so by any three directors or upon the written request (which shall state the purpose or purposes therefor) of the holders of shares of common stock representing not less than one-third of the total voting power of all shares of common stock entitled to vote on any issue proposed to be considered at the meeting. The record date for determining the stockholders entitled to request a special meeting shall be the date on which the first demand for a special meeting is received by the Corporation. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

6. Directors. This Section 6 is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

6.1 Powers. Except as may otherwise be provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.2 Composition of the Board of Directors.

6.2.1 The total number of directors constituting the entire Board of Directors shall be not less than three (3) nor more than nine (9) directors, the exact number of directors to be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, however, that as of the Plan Effective Date (as defined below), the Board of Directors shall consist of the directors (such directors, the “Initial Board”) identified in, or in the manner provided in, the supplement to the Plan (as defined below) filed with the Bankruptcy Court on May 17, 2013 (the “Plan Supplement”), provided that such individuals remain available to serve in such capacity.

6.2.2 Subject to the voting rights, if any, of holders of any outstanding series of Preferred Stock, the holders of the issued and outstanding shares of Common Stock shall have the right and power to elect all the directors of the Corporation by vote of holders of a majority of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at any meeting at a which a quorum is present called for the purpose of electing directors.

6.2.3 The election of directors need not be by written ballot.

6.3 Tenure. The term of office of each director shall continue until the election and qualification of a successor, subject to such director’s earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

6.4 Removal. Except as otherwise provided by this Certificate of Incorporation or the DGCL, any director may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock.

6.5 Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled by either (i) a majority vote of the remaining directors then in office (even if less than a quorum), or (ii) a majority of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at a special meeting of stockholders called for such purpose in accordance with the terms of the Bylaws. Any director(s) so chosen shall hold office until their respective successors are duly elected, subject to such director’s earlier death, resignation or removal.

6.6 Cumulative Voting. There shall not be cumulative voting by stockholders in the election of directors of the Corporation.

6.7 Committees. The Board of Directors may, in the manner provided in the Bylaws, designate one or more committees which, to the extent provided in the Bylaws or any resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the fullest extent permitted by law, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. No such committee shall have the authority to (i) declare a dividend, (ii) authorize the issuance of capital stock, (iii) approve any action requiring a stockholder vote under the DGCL or the Certificate of Incorporation or the Bylaws, (iv) fill vacancies on the Board of Directors or on any committee, (v) approve any amendment to the Certificate of Incorporation or the Bylaws, or (vi) terminate the chief executive officer of the Corporation.

6.8 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal any or all of the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made or altered by the Board of Directors.

7. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

8. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including breaches resulting from such director’s grossly negligent behavior, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

9. Indemnification.

(a) To the extent not prohibited by law, the Corporation shall indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a director or officer of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) while serving as a director or officer of the Corporation, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors at any time and to the extent not prohibited by law, the Corporation may indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person is or was an employee or agent of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the

Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

(c) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(d) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

(e) The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Section 9, the Bylaws or under Section 145 of the DGCL or any other provision of law.

(f) The provisions of this Section 9 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 9 is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. No repeal or modification of this Section 9 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall be enforceable by any Person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Person is not so entitled. Such a Person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action.

(h) Any director or officer of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

(i) Any Person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 9 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

10. Stockholder Action Without a Meeting. Any action required or permitted to be taken by the holders of Common Stock of the Corporation, including but not limited to the election or removal of directors, may be taken by written consent or consents but only if such consent or consents are signed by holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares thereon were present and voted.

11. Books and Records. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

12. Notices. All notices, requests, waivers and other communications made pursuant to this Certificate of Incorporation shall be in writing and shall be deemed to have been effectively given or delivered (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows: (i) in the case of any stockholder, to such stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by (x) in the case of the Corporation, giving notice of such change to all of the stockholders in the manner provided in this Section 12 and (y) in the case of any stockholder, giving notice of such change to the Corporation in the manner provided in this Section 12.

13. Restrictions on Transactions. The Corporation elects not to be governed by the provisions of Section 203 of the DGCL.

14. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, in accordance with the following provisions of this Section 14. The affirmative vote of holders of a majority of the then-issued and outstanding shares of Common Stock shall be required to amend or modify this Certificate of Incorporation.

15. Enforceability; Severability. Each provision of this Certificate of Incorporation shall be enforceable in accordance with its terms to the fullest extent permitted by law, but in case any one or more of the provisions contained in this Certificate of Incorporation shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Certificate of Incorporation, and this Certificate of Incorporation shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

16. Background. This Amended and Restated Certificate of Incorporation was duly adopted in accordance that certain Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: School Specialty, Inc., et al., under the Bankruptcy Code, which Plan became effective on June 11, 2013 (the “Plan Effective Date”).

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